UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earlier event reported): December 7, 2007

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 710 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

 On January 12, 2006, Rentech, Inc. (“Rentech”), entered into a Master License Agreement (the “Master License Agreement”) with DKRW Advanced Fuels LLC (“DKRW-AF”), a wholly-owned subsidiary of DKRW Energy LLC (“DKRW”), for the use of Rentech’s patented and proprietary Fischer-Tropsch technology for converting synthesis gas into liquid hydrocarbons (the “Rentech Technology”).   On the same day Rentech entered into a License Agreement (the “Site License Agreement”) with Medicine Bow Fuel & Power LLC, a Delaware limited liability company (“MBFP”), related to a plant to be constructed by MBFP at or near Medicine Bow, Wyoming (the “Plant”).  DKRW-AF and Rentech also entered into Project Development Participation Agreement (“Participation Agreement”) with DKRW-AF where it was established that DKRW-AF will have the option to purchase certain shares of common stock of Rentech and, on the other side, Rentech will have the right to purchase an equity interest in DKRW-AF.    In order to operate the Plant using the Rentech technology, MBFP and Rentech also entered into a Catalyst Supply Agreement, dated June 30, 2007 (the “Supply Agreement”) that set forth certain terms of supply and purchase for a Rentech developed catalyst.

DKRW-AF is planning to expand its production capability to include gasoline at the Plant. However, it will simultaneously continue to develop a coal-to-diesel facility under the Site License Agreement using Rentech Technology.

In furtherance of these objectives, on December 7, 2007 Rentech, MBFP and DKRW-AF entered into an omnibus amendment (the “Omnibus Amendment”) that changes provisions of the Master License Agreement, the Site License Agreement, the Supply Agreement and the Participation Agreement.  The Omnibus Amendment extends the deadline for certain testing to be performed at Rentech’s Product Demonstration Unit.  It also extends the dates in the Site License Agreement by which MBFP must achieve financial closing to construct the Plant and the date by which the Plant must be operational.  Certain deadlines applicable to Rentech deliverables were also extended in the Supply Agreement.  The Omnibus Amendment terminates the Participation Agreement.

Item 9.01  Financial Statements and Exhibits.

          (d)

Exhibit Number	Description of Exhibit
10.1	Omnibus Amendment, dated December 7, 2007 among Rentech, Inc., Medicine Bow Fuel & Power LLC and DKRW Advanced Fuels LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: December 13, 2007	By:	/s/ Colin Morris
Colin Morris
Vice President and General Counsel

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